THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of February 6st., 2012 by and among Bluesphere Corporation, a company organized and existing under the laws of the State of Nevada (“BSC”), and FRUITFUL HOLDINGS LIMITED (the “Purchaser”).

Whereas, BSC has agreed to sell and the Purchaser has agreed to purchase notes convertible into shares of common stock of BSC described more fully in the term sheet delivered to the Purchaser separately herefrom (the “Notes”) subject to the terms and on the conditions set forth below.

Now, therefore, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.            Sale and Purchase of Notes.

1.1           Sale of Notes.      Subject to the terms and conditions hereof, BSC hereby issues and sells to the Purchaser, and the Purchaser hereby purchases from BSC $100,000 in principal amount Notes.

1.2           Purchase Price.    The aggregate purchase price for the Notes is U.S. $100,000 (the “Purchase Price”). Subject to Section 1.5 below, U.S. $30,000 of the Purchase Price (the “Advance Payment”) shall be delivered to BSC in accordance with instructions to be provided separately in immediately available funds upon signing this Agreement. U.S. $70,000 of the Purchase Price (the “Escrow Payment”) shall be deposited into an escrow account to be released to BSC when the balance of such escrow account reaches U.S. $1,070,000.

1.3           Interest.   Notwithstanding anything else to the contrary in the description of the notes in the term sheet delivered to the Purchaser separately hereto (the “Term Sheet”), but subject to Section 1.5 below, the Notes representing the Advance Payment shall bear interest at a rate of 8% per annum. Subject to Section 1.5 below, all accrued and unpaid interest shall be payable at the same time as the principal (as described in Section 1.4 below). The Notes representing the Escrow Payment will bear interest at a rate of 6.5%. All other terms and conditions of the Notes shall be the same regardless of when the purchase price for which was received by BSC.

1.4           Principal Repayment.    Subject to Section 1.5 below, 100% of the outstanding principal amount of the Notes representing the Advance Payment shall be repaid within 90 days of the date on which BSC decides not to consummate the CTG acquisition, the details of which have been communicated to the Purchaser separately. BSC shall have the right to prepay all or a part of the outstanding principal balance at any time without any penalty.

1.5           Principal Repayment and Interest Adjustment.     It is acknowledged and agreed that BSC is contemplating the purchase of a majority interest in the ownership of CTG within 90 days from the date hereof (the “Transaction”). No assurance is given that BSC will consummate such Transaction. Notwithstanding anything else to the contrary herein or in the Term Sheet, if BSC consummates the Transaction, (i) the interest rate applicable to the Notes representing the Advance Payment shall be not 8%, but 6.5% per annum and (ii) the principal repayment and interest payment schedule of the Notes representing the Advance Payment shall be the same as for the Notes representing the Escrow Payment.

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

1.6           Bonus Share Issuance. As an inducement to make payment of the Advance Payment upon signing this Agreement, BSC shall issue and deliver 150,000 shares of common stock of BSC within two weeks of the date hereof.

2.            Further Assurances. Each party hereto agrees to execute, on request, all other documents and instruments as the other party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and affect the purposes of, this Agreement.

3.            Governing Law and Jurisdiction. This Agreement shall be governed by the substantive law of Israel, without application of any conflict of laws principle that would require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Blue Sphere Corporation

By: Shlomi Palas
Title: CEO

FRUITFUL HOLDINGS LIMITED

By:

Title:

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

Annex A

This Term Sheet summarizes the principal terms of the Notes Convertible into Shares of common stock of Bluesphere Corp., a Nevada corporation (the “Company”). In consideration of the time and expense devoted and to be devoted by the Company and Lenders with respect to this investment, the confidentiality, governing law and expense provisions of this Term Sheet shall be binding obligations whether or not a purchase of the Notes is consummated. No other legally binding obligations will be created until definitive agreements are executed and delivered by all parties. This Term Sheet is not a commitment to invest and is conditioned on the completion of due diligence, legal review and documentation that is satisfactory to the Lenders.

Offering Terms
Closing Date:	The Company may, in its discretion, call in the purchase money for the Notes any time after it has received commitments to invest a minimum of U.S. $1,100,000 (the “Closing”). There may be subsequent closings if and when additional Notes are purchased after the initial Closing.

Escrow:	Within two (2) days after signing this Term Sheet and receiving relevant account details, each Lender will deposit into an escrow account to be opened by the Company cash equal to the amount of Notes it is purchasing. The aggregate cash in the escrow account will be released to the Company when the amount of such cash equals or exceeds U.S. $1,100,000. If the amount of cash does not equal or exceed U.S. $1,100,000, the amount deposited by the Lender will be returned to such Lender.

Lenders:	Lender No. 1: U.S. $[_________] Notes.

Notes:	Up to an aggregate amount of U.S. $1,500,000 6.5% Notes Convertible into Shares of common stock.

Interest Payments:	Interest will be paid annually on the Notes in the amount of 6.5%.

Principal Repayment:	The term of the Notes shall be for three years. At such time, the principal, together with any accrued and unpaid interest, shall be paid on any Note that is not converted into shares of common stock on a quarterly basis such that 25% of the principal and accrued and unpaid interest will be paid each quarter for the next four quarters.

Conversion Terms and Price:	At the option of the Lenders, the Notes will be convertible into shares of the Company’s common stock at a discount of 20% to the then market price (average of the 15 prior trading days) of such stock.

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

Equity Kicker:

Simultaneously with the purchase of the Notes, each Lender will receive shares of the Company’s common stock in an amount equal to 20% of the amount loaned so that, by way of example, if an Lender purchases $1,500,000 in Notes, such Lender will receive the number of shares of common stock equal to $300,000 based on the closing price for the 15 trading days prior to such purchase. The Company is also offering $150,000 in warrants each exercisable within 3 years at a price of $0.25. Each Lender will receive its pro rata share of such warrants. Additionally, the Company is offering another $150,000 in warrants each exercisable at a price of $0.50 cents. Each Lender that converts its Notes into shares will receive its pro rata share of such warrants. By way of example, a Lender who purchases $500,000 in notes, will receive $50,000 in such warrants.

Short Sale and Manipulation:	There will be no short selling or other manipulation, directly or indirectly, of the price of the shares of the Company’s common stock at any time during which the Notes are outstanding.

Anti-dilution Provisions:

In the event that the Company issues additional securities at a purchase price less than the current conversion price on the common shares being offered hereby, such conversion price shall be adjusted in accordance with the following formula:

       CP2 = CP1 * (A+B) / (A+C)

	CP2 =	Conversion price in effect immediately after new issue

	CP1 =	Conversion price in effect immediately prior to new issue

	A =	Number of shares of common stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock and all outstanding options on an as-exercised basis; and does not include any convertible securities converting into this round of financing)

	B =	Aggregate consideration received by the Company with respect to the new issue divided by CP1

	C =	Number of shares of stock issued in the subject transaction

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

The following issuances shall not trigger anti-dilution adjustment:

(i)          securities issued upon the conversion

(ii)         of any debenture, warrant,

option, or other convertible security; (ii) common stock issuable upon a stock split, stock dividend, or any subdivision of shares of common stock; and (iii) shares of common stock (or options to purchase such shares of common stock) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any plan approved by the Company’s Board of Directors.

Note PURCHASE AGREEMENT

Representations and Warranties:	Standard representations and warranties by the Company.

Conditions to Closing:	Standard conditions to Closing, which shall include, among other things, satisfactory completion of financial and legal due diligence.

Counsel and Expenses:	Company counsel to draft closing documents. Each party will bear its own expenses.
LENDERS’ RIGHTS AGREEMENT

Registrable Securities:	All shares of Common Stock issuable upon conversion of the Notes will be deemed “Registrable Securities.”

Piggyback Registration:	The holders of Registrable Securities will be entitled to “piggyback” registration rights on all registration statements of the Company, subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered to a minimum of 20% on a pro rata basis. In all events, the shares to be registered by holders of Registrable Securities will be reduced only after all other stockholders’ shares are reduced.

Expenses:	The registration expenses (exclusive of stock transfer taxes, underwriting discounts and commissions will be borne by the Company.

Lock-up:	Lenders shall agree in connection with any underwritten secondary offering, if requested by the managing underwriter, not to sell or transfer any shares of Common Stock of the Company for a period of up to 180 days following such offering.

Termination:

Upon a Deemed Liquidation Event and/or when all shares of an Lender are eligible to be sold without restriction under Rule 144.

No future registration rights may be granted without consent of the holders of a majority of the Registrable Securities unless subordinate to the Lender’s rights.

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

Right to Participate Pro Rata in Future Rounds:

All Lenders shall have a pro rata right, based on their percentage equity ownership in the Company (assuming the exercise of all options outstanding under the Company’s stock plans), to participate in subsequent issuances of equity securities of the Company (excluding those issuances listed at the end of the “Anti-dilution Provisions” section of this Term Sheet. In addition, should any Lender choose not to purchase its full pro rata share, the remaining Lenders shall have the right to purchase the remaining pro rata shares.

GENERAL

Representations and Warranties:	Customary for this type of transaction.

Confidentiality:	The terms and existence of this Term Sheet and the transactions contemplated hereby shall be kept confidential except to the extent necessary to comply with applicable law.

Securities Laws:	Lenders and Company will observe and comply with all applicable U.S. and non-U.S. securities laws.

Costs and Fees:	Each party will bear its own costs and expenses in connection with the negotiation and execution of this Term Sheet.

Governing Law and Dispute Resolution Venue:	Israel.

EXECUTED this [__] day of january 2012.

Bluesphere Corporation

By:
Title:

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

FRUITFUL HOLDINGS LIMITED

By:
Title:

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com